Exhibit 10.19

113 Hartwell Ave
Lexington, MA 02421

tel: 617.301.9400
fax: 617.301.9401

www.quanterix.com

As of January 1, 2014

David R. Walt

233 Marlborough St.

Boston, Mass. 02116

Re:                             Adjustment to Compensation re. Position on the Board of Directors of Quanterix Corporation

Dear David:

As discussed, we are writing to memorialize our agreement with respect to your compensation for serving as a member of the Board of Directors (the “Board”) of Quanterix Corporation (the “Company”). Specifically, commencing as of January 1, 2014 and for so long as you continue to serve as a non-employee member of the Board, the Company will pay you $25,000 per year, payable in quarterly installments at the end of each calendar quarter. In addition, the Company will continue to reimburse you for your reasonable out-of-pocket expenses in attending Board and committee meetings. You will be responsible for all applicable withholding taxes for all compensation paid to you.

For our record keeping purposes, we kindly request that you sign this letter and return it to me to confirm the compensation terms for your continued service as a member of the Board.

QUANTERIX CORPORATION.

By:	/s/ Paul Chapman
Name: Paul Chapman
Title: President

ACCEPTED AND AGREED:

/s/ David Walt
David Walt